Exhibit 99.1

[FEDERATED LOGO]	Press Release

Federated Investors Provides Additional Information on Past

Mutual Fund Trading Issues

(PITTSBURGH, November 25, 2003)—Today Federated Investors released the following letter from President and CEO J. Christopher Donahue:

On October 22, Federated Investors, Inc. (NYSE: FII) announced initial details regarding our internal review into mutual fund trading practices. What follows is additional information that Federated has learned from its ongoing review.

Since the beginning of our review in early September, tens of thousands of documents, files and emails have been examined and, in conjunction with our legal team, we are pressing ahead with the review of materials. We will not rest until we complete our review and address the issues involved.

We fully understand that even a few deviations from our standards and procedures can have adverse consequences and are not acceptable. We must and will do better. Through the remedial actions we are taking, we will heighten our vigilance and prevent any recurrence of these issues.

Over the past six weeks, we have also been speaking with our clients to assure them about the diligence of our investigation and that we are taking steps to address these issues. We understand that this industry-wide investigation has raised serious concerns about mutual fund practices and we continue to cooperate fully with regulators. We are striving to ensure that we always work in the best interests of fund shareholders.

I want to reiterate that Federated is committed to taking remedial actions when and as appropriate, including compensating the funds for any detrimental impact these transactions may have had on them.

Federated Investors was built upon the trust and confidence of its investors. For nearly fifty years, we have been dedicated to safeguarding our clients’ investments and to protecting the interests of our shareholders. We must hold ourselves to the highest standards of ethics and always put the interests of our fund shareholders first. We take this responsibility seriously and appreciate your patience and support as we move forward.

Sincerely,

/s/    J. CHRISTOPHER DONAHUE

J. Christopher Donahue

President and Chief Executive Officer

Contacts:

MEDIA	ANALYSTS
J.T. Tuskan	Ray Hanley
(412) 288-7895	(412) 288-1920
jtuskan@federatedinv.com	rhanley@federatedinv.com

Please find below a statement on the additional information we have learned to date.

Update on Frequent Trading

Federated takes the issue of frequent trading very seriously. Federated’s fund prospectuses explain that a Federated fund may terminate an investor’s trading privileges if the fund adviser determines that an investor’s frequent trading is detrimental to the fund and other shareholders. Federated monitors customer trading to detect frequent trading that may be detrimental to its funds. Over the past three years, Federated has restricted trading in approximately 6,000 customer accounts because of frequent trading concerns. To date, Federated’s recent review of past trading has found a few instances in which employees made arrangements with customers that permitted frequent trading to occur. Importantly, our review to date indicates:

None of these arrangements involved trading in international funds or, to our knowledge, other opportunities to benefit from “stale” pricing.

None of these arrangements involved any agreement by Federated or its employees to permit late trading.

In each case, conditions were imposed on each arrangement that were intended to avoid detriment to the funds involved.

No evidence has been found that these customers were provided access to non-public portfolio information by Federated or its employees.

A summary of these arrangements follows:

Federated Provides Update on Inquiries

November 25, 2003

Trading by Certain Hedge Funds

One of these arrangements involved Canary Capital Partners LLC or other related entities (the Hedge Funds). The trading took place between late-January and early-July 2003. This arrangement did not involve an agreement by Federated or its employees to permit late trading. One of Federated’s national brokerage firm clients introduced the Hedge Funds to two Federated sales representatives and set up meetings with the Hedge Funds and the intermediary. The purpose of the meetings was to discuss the size and frequency of trades that Federated would permit in its funds. The Federated representatives made clear from the outset that no frequent trading would be permitted in any international funds. Ultimately, the Federated representatives told the Hedge Funds that Federated would permit some trading in domestic equity funds, as long as the trading was limited in frequency and scope. These limitations were intended to avoid detriment to the domestic equity funds at issue. As part of this arrangement, in March 2003, the Hedge Funds invested approximately $10 million in a Federated-advised short-term Euro-denominated fund, which was not used for frequent trading.

The domestic equity funds involved were Federated American Leaders Fund, Federated Capital Appreciation Fund, Federated Equity Income Fund, Federated Kaufmann Fund, Federated Max-Cap Index Fund, and Federated Stock Trust. It appears that the Hedge Funds assumed market risk in each transaction, and that none of the trades involved “time zone arbitrage” or, to our knowledge, other instances of “stale” pricing.

Working through Bank of America, the Hedge Funds initially invested approximately $30 million; later the amount invested ranged from $80 million to $125 million. The Federated funds listed above had combined average assets of approximately $12 billion during the period. When the Hedge Funds’ money was not invested in equity funds it was held in a Federated money market fund.

From January 22 to July 2, 2003, the Hedge Funds made forty-six “round trip” transactions between the money market fund and the six domestic equity funds. The largest number of “round trips” in a single domestic equity fund was fifteen, eight of which occurred in June. The Hedge Funds made money on only one of the June “round trips” in this fund, and incurred a net loss of over $1 million during the month. In some months, the Hedge Funds did not have any “round trips” in certain of the funds.

The Hedge Funds earned nearly $3.8 million from investments in Federated’s S&P 500 index fund. The two most profitable “round trips” in this fund had durations of 13 and 28 days. For the period from January 22 to July 2, 2003, the S&P 500 Index increased approximately 14%. It appears that the fund used the money invested by the Hedge Funds to purchase S&P 500 stocks and futures, which contributed positively to the fund’s performance over the period.

Federated Provides Update on Inquiries

November 25, 2003

In the five actively managed funds, the Hedge Funds achieved mixed results during the period. In two, the Hedge Fund lost approximately $1.6 million. In the other three, the aggregate gains totaled $2.7 million.

Trading by Two Investment Advisers

Two other trading arrangements involved investors in Federated high yield funds. Those investors were requested to provide the funds with advance notice of any intended transactions which was meant to avoid detriment to the funds.

The first arrangement, which occurred in the summer of 2002, permitted investments of not more than $20 million and resulted in a total of six “round trip” investments over approximately one year, with total net gains of approximately $1.7 million. The second arrangement occurred in April 2002 and permitted investment of approximately $10 million, for not less than 15 days, and not more than four times per year.

The funds involved were Federated High Income Bond Fund and Federated High Yield Trust, which had combined average assets of approximately $2.2 billion during the period.

Both of these arrangements were terminated during the course of Federated’s internal review.

In addition, Federated employees appear to have engaged in at least two other discussions about frequent trading arrangements, but neither discussion resulted in any investments in funds.

Unreviewed Frequent Trading Reports

Federated has also identified certain internal frequent trading reports that were not reviewed during the period from May to September 2003 when responsibility for reviewing such reports was being centralized within Federated.

These errors enabled eleven clients and two omnibus accounts for which we do not have underlying client information – whose trading activities would ordinarily have been reviewed – to engage in frequent trading in Federated funds during that period. This trading occurred without any agreement by Federated. Federated is currently reviewing the details of these frequent trading reports.

Update on Late Trading

Federated processes millions of fund orders every year. While it is normal industry practice to process certain fund orders after the funds’ closing time, those orders must have been placed by investors prior to the funds’ stated closing times in order to receive that day’s price. To date, Federated has uncovered no evidence that the Company or any of its employees had agreements with investors to permit late trading in any variable net asset value funds.

Federated Provides Update on Inquiries

November 25, 2003

We have identified one investor, Veras Partners, an investment advisor, which made late trades by placing orders over the phone between 4:00 p.m. and 5:00 p.m. on fifteen occasions. In those instances, the trades were accepted by a group of employees who did not have a sufficient understanding of the circumstances under which trades could be processed after 4:00 p.m.

In addition, Federated has determined that because of the previously described failure to review frequent trading reports, the investor mentioned above was also able to engage in frequent trading without being detected. In this instance, $12 million was invested in a variety of funds, and the net gain realized was approximately $175,000.

Federated has reviewed the trades processed by the above-mentioned group of employees since January 2000 to ascertain whether they accepted other trades for variable net asset value funds that clients placed after the closing time. Of the approximately 38,000 trades processed by this group during these 45 months, approximately 5,000 were properly processed after 4:00 p.m. in accordance with normal industry practices. However, Federated has also identified approximately 100 additional instances in which this group incorrectly accepted orders after the 4:00 p.m. close. Excluding the transactions by the investor mentioned above, the additional instances of orders accepted after 4:00 p.m. ranged from approximately $7 to $400,000 in a variety of funds, and averaged approximately $28,000.

Federated is continuing to review these trades, as well as other records, to determine if any additional orders were placed and accepted after the funds’ 4:00 p.m. closing time. The Federated mutual funds Board is also evaluating these trades, and the degree to which, if any, these oversights caused harm to the funds.

Deletion of Emails

After the current regulatory investigations began, one mid-level Federated officer came forward and reported to Federated that he had deleted several e-mails relevant to the investigations. All of the e-mails have been recovered from the Company’s back up system. Federated has provided regulators with information on this employee’s actions along with the recovered e-mails.

Federated’s Actions Taken To Date

To date, Federated has, among other things, taken the following actions and remedial steps to reinforce our commitment to fund shareholders:

Federated has accepted the resignation of the two officers who met with the Hedge Funds to set up the arrangements with the Hedge Fund entities. In addition, Federated has terminated the employment of the employee who deleted e-mails.

Based on its review, Federated has found no evidence that the Company’s senior executives improperly traded in any Federated funds.

Federated Provides Update on Inquiries

November 25, 2003

An independent expert has been retained by the Federated mutual funds Board of Directors and is currently reviewing the trading above to determine what impact, if any, it had on the funds. Federated remains committed to taking remedial actions when and as appropriate, including compensating the funds for any detrimental impact these transactions may have had on them.

Federated has enhanced its procedures with regard to the monitoring of frequent trading and the processing of fund orders placed after trading deadlines.

The Company is commencing a remedial training initiative to help ensure that its policies and procedures are adhered to by all employees.

Federated has retained an independent audit firm to conduct a review of policies and procedures and to make recommendations governing mutual fund trading.

Federated is in the process of identifying an independent consultant to evaluate and enhance the Company’s internal audit and compliance departments.

The Company is implementing previously planned redemption fees on its international and high yield funds.

Based on the progress of the review to date, Federated does not have sufficient information regarding these transactions to make a reasonable estimate of the amount, if any, by which the funds have been impacted. Accordingly, no reserve has been recorded for possible losses that may result.

Federated continues to work closely with regulators and has made the completion of its review a top priority. The Company remains committed to taking remedial actions, when and as appropriate, including compensating the funds for any detrimental impact these transactions may have had on them.

Going forward, Federated is fully committed to continuing its cooperation with the regulatory investigations, and to completing its internal review, which will likely take a number of additional weeks. The special investigative committee of the board continues to receive reports on the review and make recommendations to the full board. That review is being conducted by the law firm of Reed Smith LLP; in addition, Federated has retained the law firm of Davis Polk & Wardwell to assist in the review. Attorneys from the law firm of Dickstein Shapiro Morin & Oshinsky LLP, independent counsel for the Federated mutual funds, are participating in the review and reporting on its progress to the independent directors of the funds.

About Federated Investors, Inc.

Federated Investors is one of the largest investment managers in the United States, managing approximately $201 billion in assets as of November 21, 2003, including $147 billion in money market assets, $30 billion in fixed income assets and $24 billion in equity assets. With more than 135 mutual funds, various separately managed accounts and closed-end funds, Federated provides comprehensive investment management to more

Federated Provides Update on Inquiries

November 25, 2003

than 5,900 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. Federated ranks in the top two percent of money market fund managers in the industry, the top four percent of fixed-income fund managers and the top five percent of equity fund managers.1 For more information, visit www.federatedinvestors.com.

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1. Strategic Insight, August, 2003. Based on assets in open-end funds.